Exhibit 2.1

NUMBER Noco-Noco Inc. SHARES CERT.9999 *******9,000,000,000******* INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS $0.0001 PAR VALUE ORDINARY SHARES CUSIP 999999ZZ9 ORDINARY SHARES THIS CERTIFIES THAT * SPECIMEN * Is The Owner of * NINE BILLION AND 00/100 * FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF Noco-Noco Inc. Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Dated: JANUARY 01, 2009 COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar By:____________________________ Chief Executive Officer AUTHORIZED SIGNATURE